UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

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National Retail Properties, Inc.
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NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

March 22, 2021

To Our Stockholders:

    You are cordially invited to attend the annual meeting of stockholders of National Retail Properties, Inc. (the “Company”) on May 12, 2021, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. As part of the Company's precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that stockholder attendance may not be permitted by local, state or federal law or may not be in the best interest of the Company's employees, stockholders and community to permit stockholder attendance. If stockholder attendance is not permitted or the Company determines that it is not in the best interest of the Company's employees, stockholders and community to permit stockholder attendance, the Company will arrange for stockholders to have access to the meeting via live telecast or webcast. If the Company takes this step, the Company will announce the decision to do so by April 28, 2021, via a press release and post details on its website that will also be filed with the SEC as proxy material. Enclosed for your review are the Proxy Card, Proxy Statement and Notice of Meeting for the Annual Meeting of Stockholders, which describe the business to be conducted at the meeting. The matters proposed for consideration at the meeting are:

    1.    The election of eight directors;

    2.    An advisory vote on executive compensation; and

    3.    The ratification of the selection of our independent registered public accounting firm for 2021.

    Whether you own a few or many shares of stock of the Company, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. You may also vote either by telephone (1-800-690-6903) or on the Internet (http://www.proxyvote.com). Returning your proxy card, voting by telephone or voting on the Internet will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting. As always, the Company encourages you to vote your shares prior to the Annual Meeting.

Sincerely,

/s/ Julian E. Whitehurst Julian E. Whitehurst President and Chief Executive Officer

NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2021

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NATIONAL RETAIL PROPERTIES, INC. will be held at 8:30 a.m. local time, on May 12 2021 , at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801*, for the following purposes:

    1.    The election of eight directors;

    2.    An advisory vote on executive compensation; and

    3.    The ratification of the selection of our independent registered public accounting firm for 2021.

    We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Stockholders of record at the close of business on March 15, 2021, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

    Stockholders are cordially invited to attend the meeting in person. PLEASE VOTE, EVEN IF YOU PLAN TO ATTEND THE MEETING, by completing, signing and returning the enclosed proxy card, by telephone (1-800-690-6903) or on the internet (http://www.proxyvote.com) by following the instructions on your proxy card. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors,

/s/ Christopher P. Tessitore Christopher P. Tessitore Executive Vice President, General Counsel, and Secretary
March 22, 2021
Orlando, Florida

*As part of the Company's precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that stockholder attendance may not be permitted by local, state or federal law or may not be in the best interest of the Company's employees, stockholders and community to permit stockholder attendance. If stockholder attendance is not permitted or the Company determines that it is not in the best interest of the Company's employees, stockholders and community to permit stockholder attendance, the Company will arrange for stockholders to have access to the meeting via live telecast or webcast. If the Company takes this step, the Company will announce the decision to do so by April 28, 2021, via a press release and post details on its website that will also be filed with the SEC as proxy material. As always, the Company encourages you to vote your shares prior to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 12, 2021

Our Proxy Statement and our Annual Report to shareholders,
which includes our Annual Report on Form 10-K, are available at
www.nnnreit.com/proxyvote

NATIONAL RETAIL PROPERTIES, INC.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

PROXY STATEMENT

    General. This Proxy Statement is furnished by the Board of Directors of National Retail Properties, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 12, 2021, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 15, 2021 (the “Record Date”), will be entitled to vote. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to stockholders on or about April 2, 2021. The Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) will also be available on the Internet at www.nnnreit.com/proxyvote.

    When we use the words “we,” “us,” “our” or “Company,” we are referring to National Retail Properties, Inc.

    Voting/Revocation of Proxy. If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

    If you are a registered stockholder, you may vote by telephone (1-800-690-6903), or electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

    Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each of Proposals I, II, and III contained herein. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

    Vote Required for Approval; Quorum. The nominees for director who receive a majority of the votes cast will be elected. If you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. As of the Record Date, 175,579,683 shares of the common stock of the Company (the “Common Stock”) were outstanding, of which 174,987,931 shares entitled the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, our executive officers and directors had the power to vote approximately 0.35% of the outstanding shares of Common Stock. Our executive officers and directors have advised us that they intend to vote their shares of Common Stock FOR each of Proposals I, II, and III contained herein.

    Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on that proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

    Solicitation of Proxies. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

    i

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

    Based on the recommendation of our Governance and Nominating Committee, the persons named below have been nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

    In selecting the candidates to nominate for election as directors, the Governance and Nominating Committee’s principal qualification is whether an individual has the ability to act in the best interests of the Company and its stockholders. The Governance and Nominating Committee endeavors to identify individuals to serve on the Board who have expertise that is useful to the Company and complementary to the background, skills and experience of other Board members. Each individual serving on the Board should be willing to devote the time necessary to carry out the responsibilities of a director of the Company. The Governance and Nominating Committee’s assessment of the composition of the Board should include: (a) skills - business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The Governance and Nominating Committee measures the Board’s composition by taking into account the entirety of the Board and the criteria listed above rather than having any representational directors.

Our Board views diversity in a broad sense, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise. Although we do not have a separate policy specifically governing diversity, when considering board candidates, the Governance and Nominating Committee considers whether an individual would bring a diverse viewpoint to the Board, including with respect to the candidate’s gender, race and ethnicity. In recent years, the Governance and Nominating Committee has demonstrated its commitment to consideration of diverse candidates. Over the past five years, we have added four new directors to the Board, two of whom are female, deepening its diversity of composition, thought and experience, adding fresh perspectives, and preparing the Board for the eventual retirement of its long-serving members. The Governance and Nominating Committee intends to continue considering the diversity of experience and perspective, including racial, ethnic and gender diversity, that future candidates may bring when nominating individuals to serve on our Board.

The table sets forth each nominee’s name, age, principal occupation or employment and directorships in other public corporations during at least the last five years, as well as the specific experience, qualifications, attributes and skills each nominee has acquired in such positions. Each of the nominees below have been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE
NOMINEES DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

Name and Age	Background

Pamela K.M. Beall, 64
Ms. Beall has served as a director of the Company since August 2016. Ms. Beall is Executive Vice President, Chief Financial Officer and director of MPLX GP LLC, a subsidiary of Marathon Petroleum Corporation ("MPC"). MPLX GP LLC is the general partner of MPLX LP, a publicly traded master limited partnership, and is one of the largest petroleum pipeline companies and natural gas processors in the United States. In October 2018, Ms. Beall was appointed director of Tesoro Logistics G.P. LLC, a subsidiary of MPC and the general partner of Andeavor Logistics LP a publicly traded master limited partnership and a diversified midstream crude oil, natural gas and refined products logistics company. Ms. Beall was Executive Vice President of Corporate Planning and Strategy of MPLX LP from January 2016 to October 2016; Senior Vice President of Corporate Planning, Government and Public Affairs of MPC and President of MPLX from January 2014 to January 2016, and was Vice President of Investor Relations of MPC from July 2011 to January 2014. She currently serves on the board of trustees of the University of Findlay, and is a member of the executive, audit, business affairs, and capital campaign committees. Ms. Beall received a Bachelor of Science, Accounting degree from the University of Findlay, and a Master of Business Administration from Bowling Green State University, and is a non-practicing Certified Public Accountant.

The Board believes, that in these positions, Ms. Beall has acquired the experience, qualifications, attributes and skills, including business and management, finance, capital markets, accounting and real estate experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Ms. Beall should serve as a director for the Company.

Steven D. Cosler, 65
Mr. Cosler has served as a director of the Company since August 2016. Mr. Cosler served as the CEO of Priority Healthcare, which was acquired by Express Scripts in 2005 and was lead director of Catamaran Corporation, which was acquired by United Healthcare in July 2015. Mr. Cosler currently serves on the boards of EBMS, ELAP Services, Southern Scripts and Eversana, all of which are Water Street Healthcare portfolio companies. and privately held MedShorts. He also serves as the Chairperson and co-founder of Elevate Indianapolis, a non-profit organization.

The Board believes, that in these positions, Mr. Cosler has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Cosler should serve as a director for the Company.

Don DeFosset, 72
Mr. DeFosset has served as a director of the Company since December 2008. Mr. DeFosset currently serves on the boards of directors for Regions Financial Corporation, ITT Corporation and Terex Corporation and also serves on the board of trustees for the University of Tampa. Mr. DeFosset retired in November 2005 as Chairperson , President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset is a graduate of Purdue University, where he earned a Bachelor’s degree in Industrial Engineering. He received his MBA from Harvard Business School in 1974.

The Board believes, that in these positions, Mr. DeFosset has acquired the experience, qualifications, attributes and skills, including business, management, finance, capital markets and real estate experience, and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. DeFosset should serve as a director for the Company.

David M. Fick, 63	Mr. Fick has served as a director of the Company since November 2010. Mr. Fick is an adjunct professor at the Johns Hopkins University Carey Business School where he teaches graduate-level Real Estate Finance, Capital Markets, and REIT Structuring and Analysis. He is President of Nandua Oyster Company, an aquaculture business he founded in 2007. Mr. Fick served as Managing Director at Stifel Nicolaus & Company, a successor to Legg Mason Wood Walker. In that position he headed Real Estate Research and was an analyst covering real estate investment trusts from 1997 to 2010. During this period he was also a member of the Legg Mason Real Estate Capital Investment Committee. Mr. Fick also served as Equity Vice President, Finance with Alex Brown Kleinwort Benson and LaSalle Partners from 1993 to 1995, and as Chief Financial Officer at Mills Corporation and Western Development Corporation from 1991 to 1994. Prior to that, he was a practicing CPA and consultant with a national accounting firm, specializing in the real estate industry. He is also a member of the National Association of Real Estate Investment Trusts (“Nareit”), and the American Institute of Certified Public Accountants, and is a non-practicing Certified Public Accountant. He is also a member of the Johns Hopkins University Carey Business School Real Estate Advisory Board. Mr. Fick is also an active investor in private real estate funds and partnerships.

The Board believes, that in these positions, Mr. Fick has acquired the experience, qualifications, attributes and skills, including business, management, finance, capital markets, accounting, real estate and REIT experience, and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fick should serve as a director for the Company.

Edward J. Fritsch, 62
Mr. Fritsch has served as a director of the Company since February 2012. Mr. Fritsch retired in September 2019 as President and Chief Executive Officer of Highwoods Properties, Inc., a publicly traded REIT (NYSE: HIW) and now serves as a retained consultant to the Company. Joining Highwoods in 1982, Mr. Fritsch was a partner in the predecessor firm which launched its initial public offering in 1994. In 2004, Mr. Fritsch assumed the role of Chief Executive Officer. Mr. Fritsch is a former member of the Nareit Board of Governors and served as its 2015/2016 national chair. Mr. Fritsch is currently a member on the following boards: University of North Carolina at Chapel Hill Foundation, University of North Carolina at Chapel Hill Real Estate Holdings, Dix Park Conservancy and Executive Committee, Cristo Rey High School, North Carolina Chamber of Commerce, Triangle Family Services, and the YMCA of the Triangle.

The Board believes, that in these positions, Mr. Fritsch has acquired the experience, qualifications, attributes and skills, including business, management, finance, capital markets, real estate and REIT experience, and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fritsch should serve as a director for the Company.

Kevin B. Habicht, 62	Mr. Habicht has served as a director of the Company since June 2000, as Executive Vice President and Chief Financial Officer of the Company since December 1993 and as Treasurer of the Company since January 1998. Mr. Habicht served as Secretary of the Company from January 1998 to May 2003. Mr. Habicht is a Certified Public Accountant and a Chartered Financial Analyst.
The Board believes, that in these positions, Mr. Habicht has acquired the experience, qualifications, attributes and skills, including business, management, finance, capital markets, accounting, real estate and REIT experience, and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Habicht should serve as a director for the Company.

Betsy D. Holden, 65
Ms. Holden has served as a director of the company since February 2019. Ms. Holden is an independent consultant primarily serving privately held food companies. She served as a Senior Advisor to McKinsey & Company from April 2007 to December 2020, leading strategy, marketing and board effectiveness initiatives for consumer goods, healthcare, and financial services clients. Prior to that, Ms. Holden spent 25 years in marketing and line positions in consumer goods. Ms. Holden served as President, Global Marketing and Category Development of Kraft Foods Inc. from January 2004 to June 2005, Co-Chief Executive Officer, Kraft Foods, Inc. 2001-2003, Chief Executive Officer of Kraft Foods North America from May 2000 to December 2003. Ms. Holden currently serves as a Director of Dentsply Sirona and Western Union. She has served on nine public boards over the last 20 years, including Diageo Plc (2009 - 2018), Time, Inc. (2014 - 2018), and Catamaran Corporation (2012 - 2015). Ms. Holden was selected as a 2015 NACD Directorship 100 honoree and was inducted into the Chicago Business Hall of Fame in 2016. She currently serves on the board of Lyons Magnus, a private equity food service portfolio company. Ms. Holden graduated Phi Beta Kappa with a Bachelor of Arts from Duke University and serves on the Executive Committee of Duke University's Board of Trustee's. She received a Master of Management in Marketing and Finance from Northwestern University's Kellogg School of Management and serves on the Global Advisory Board.

The Board believes, that in these positions, Ms. Holden has acquired the experience, qualifications, attributes and skills, including business, management and finance experience, and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Ms Holden should serve as a director for the Company.

Julian E. Whitehurst, 63 ..
Mr. Whitehurst has served as a director of the Company since February 2017, as CEO of the Company since April 2017, and as President of the Company since May 2006. He also previously served as Chief Operating Officer of the Company from June 2004 to April 2017, as Executive Vice President of the Company from February 2003 to May 2006, as Secretary of the Company from May 2003 to May 2006, and as General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. He also serves as a member of the board of directors of InvenTrust Properties, Inc. Mr. Whitehurst is a member of ICSC and Nareit, and serves on the Nareit Advisory Board of Governors.

The Board believes, that in these positions, Mr. Whitehurst has acquired the experience, qualifications, attributes and skills, including business, management, finance, capital markets, legal, real estate and REIT experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Whitehurst should serve as a director for the Company.

    In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend.

Corporate Governance

    General. We are currently managed by an eight-member Board of Directors that consists of Mses. Beall and Holden, and Messrs. Cosler, DeFosset, Fick, Fritsch, Habicht, and Whitehurst, with Mr. DeFosset serving as Chairperson of the Board.

    The Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available on our website at http://www.nnnreit.com.

Highlights of our corporate governance include:

•Annual board self-assessment process	•Board oversight of human capital management
•Independent standing Board committees	•Risk oversight by Board and Committees
•Independent Chairperson of the Board with defined role	•Annual advisory vote on executive compensation
•Six of our eight directors are independent	•Procedures for stockholders to communicate directly with the Board
•A majority voting standard for uncontested elections of directors	•Stock ownership guidelines for executive officers and directors
•25% of directors are female or racially diverse	•Periodic review of Committee charters and corporate governance guidelines
•Average Board tenure of 8 years (as of December 31, 2020)	•Recent adoption of proxy access to make it easier for shareholders to nominate director candidates
•Annual evaluation of the CEO by independent directors	•Policies prohibiting hedging, short selling and pledging of our common stock for all employees and directors
•Regular meetings of our independent directors without management present	•Board oversight of all Environmental, Social and Governance ("ESG") matters
•Audit Committee oversight of all cyber risks and data privacy risks

    Independence and Composition. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each requires that a majority of the Board of Directors are “independent” directors, as that term is defined in the NYSE listing standards.

    Leadership Structure. The Board of Directors has determined that Mses. Beall and Holden and Messrs. Cosler, DeFosset, Fick, and Fritsch representing a majority of the Board of Directors, qualify as independent directors (the “Independent Directors”) as that term is defined in the NYSE listing standards. The Board of Directors made its determination based on information furnished by all directors regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board of Directors consulted with our external legal counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

    Our Board of Directors has been directed by a non-executive Chairperson of the Board since 2017. The Board of Directors believes that having its own leadership separate from our Chief Executive Officer provides the Board of Directors with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues in order to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. This also allows our Chief Executive Officer to focus his time on running our day-to-day business. Mr. DeFosset has served as Chairperson of the Board since his election on December, 20, 2018. In his role as Chairperson of the Board, Mr. DeFosset presides over all meetings of the stockholders and directors, and reviews and approves Board meeting schedules, agendas, and information provided to the Board. In addition, Mr. DeFosset presides as Chairperson when the Board meets in executive session and he serves as the interface between the Board and the Chief Executive Officer in communicating matters discussed during the executive session.
    Risk Oversight. Our management is responsible for managing the day-to-day risks associated with our business. The Board of Directors, however, is elected to provide effective oversight of our affairs for the benefit of our stockholders, and among its primary responsibilities, in accordance with our corporate governance guidelines, is overseeing management in the competent and ethical operation of the Company, reviewing and approving our business plans and corporate strategies, and adopting and evaluating policies of corporate and ethical conduct and governance. Implicit in these duties is risk oversight, the primary responsibility of which has been delegated to the Board’s Audit Committee. Among the significant risks that we oversee are operational risk; legal and regulatory compliance risk, financial risk, such as credit risks, interest rate risk, market risk, and liquidity risk; privacy and data security risk. The Audit Committee reviews with management annually, or more frequently as the Audit Committee deems necessary, our significant risks or exposures and discusses guidelines and policies to govern this process and assesses steps that management has taken to minimize such risks to the Company.

    While the primary responsibility has been delegated to the Audit Committee, the Governance and Nominating Committee and the Compensation Committee consider risks within their area of responsibility. Further, each director may consult with management at any time and is encouraged to discuss with management any questions such director may have.

    With respect to risks related to compensation matters, our management, together with the Compensation Committee, reviewed our compensation policies and practices for our employees in order to determine whether they are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect based on the following factors:

•the Compensation Committee consists solely of independent non-employee directors, and the Compensation Committee has engaged an independent, external compensation consultant to assist with creating the executive compensation program;

•the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•the Compensation Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, the Compensation Committee believes that restricted stock provides a better incentive and alignment of interest than stock options;

•restricted stock grants are intended to provide our named executive officers with a significant interest in the long-term performance of our stock;

•restricted stock awards are subject to forfeiture upon certain employment termination events;

•certain performance-contingent restricted stock grants are tied to our three-year total shareholder returns relative to a broad REIT peer group (60% weighting in 2020) to further focus our executive officers on long-term shareholder value creation and; certain performance-contingent restricted stock grants are tied to our Core FFO three-year total growth (20% weighting in 2020);

•bonus awards to our executive officers are reduced if balance sheet leverage exceeds levels previously approved by the Compensation Committee;

•we have adopted a stock ownership policy for our executive officers and members of our Board which requires all directors and executive officers to own meaningful levels of Company stock;

•we have adopted an insider trading policy which prohibits, among other things, trading of Company securities on a short-term basis, buying puts or calls on Company securities, short sales of Company securities, and certain other activities. We have adopted an anti-hedging policy that prohibits all employees, non-employee directors and executive officers from engaging in short sales of our securities, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities;

•we have adopted a pledging limitation policy for our directors and executive officers which restricts directors and executive officers from pledging shares of the Company and holding of shares of the Company in margin accounts (no directors or executive officers have pledged any shares);

•we have adopted a clawback policy for our executive officers which allows the Board to recover certain incentive compensation if the Company has a material restatement of financial results, as a result of such restatement the incentive compensation would not have been earned, and the executive officer engaged in fraud or other intentional misconduct;

•none of our employees are paid commission compensation;

•bonus and incentive awards to our employees eligible for bonus awards are capped; and

•we base executive compensation on several critical success factors.

Given these factors, we believe we have mitigated potential short-term excessive risk-taking and aligned compensation with increasing long-term shareholder value.

    Meetings and Attendance. The Board of Directors met seven times in the fiscal year ended December 31, 2020. Each of the nominees serving on the Board of Directors in 2020 attended (i) not less than 100% of the Board of Director meetings (including 100% of the Board's regular quarterly meetings), and (ii) 100% of the committee meetings held during the period that the nominee served on the committees of the Board of Directors. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. In addition to the seven Board of Directors meetings, all of our directors were in attendance for the 2020 annual meeting of the Company’s stockholders. In addition, non-management members of the Board of Directors met in executive session seven times in the fiscal year ended December 31, 2020. These sessions were presided over by Mr. DeFosset in his capacity as Chairperson .

    Interested Party Communications. The Board of Directors has adopted a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, attention: Secretary of the Company. All correspondence will be reviewed by the Secretary of the Company and forwarded directly to the addressee so long as, in the Secretary’s discretion, such correspondence is reasonably related to protecting or promoting legitimate interests of interested parties or the reliability of the financial markets.

Corporate Responsibility.

    We are focused on achieving success for our shareholders, providing a world class working environment for our associates, enriching our community and maximizing the preservation of environmental resources.  We operate our business in accordance with the highest ethical standards and best-in-class corporate governance standards not just because it is the right thing to do, but because it is critical to the long term success of our shareholders, associates, and community.

    Human Capital Development.  As of January 31, 2021, the Company employed 69 associates. Our success is dependent upon the dedication and hard work of our talented associates.  Our associates are true experts in their fields.  We encourage continued professional and personal development of all associates by providing hundreds of hours of in-person and online training opportunities that touch all aspects of our business.   We also have associate mentoring and training programs and formalized talent development programs at all levels of the Company.  The success of our commitment to our associates is shown in the long tenure of our associates.  Our executive team, our department heads, and our senior managers all average over 18 years of experience with the Company.  In addition, half of our associates have been with company for 10 years or longer.   The institutional knowledge and long tenure of our associates is a true competitive advantage of the Company. We have adopted a Human Capital Policy which is available on our website at http://www.nnnreit.com.
    Total Rewards, Benefits & Work-Life Balance.  The Company also focuses on additional benefits for our associates to make sure our associates are not only well compensated but also engaged, developed and satisfied with their work-life balance.  There are six key elements to our total rewards system: Compensation, Benefits, Wellness, Work-Life Balance, Professional Development and Recognition.  Our programs include but are not limited to a

401(k) plan with a company match, flexible work schedules, college saving plans, educational assistance program, adoption benefits, flexible spending and health saving accounts, health and wellness events, and access to a state of the art online wellness platform.  We have been the recipient of numerous wellness awards, including the prestigious Cigna Well-Being Award.
    Community Service and Partnerships.  We care about the communities in which we live and work. We stand behind our commitment to improving education, strengthening neighborhoods, and encouraging volunteer service.  We actively promote volunteering by our associates.  We organize and sponsor specific volunteer days throughout the year at various charities, including Ronald McDonald House of Central Florida and Give Kids the World.  Associates are encouraged to volunteer on work days during work hours. In addition to our donation of time, we also are a meaningful financial investor in numerous charities in the Central Florida community, including Boys and Girls Club of Central Florida, Second Harvest Food Bank and Elevate Orlando (a teacher mentor program for high risk urban youth that help young women and men graduate high school with a plan for the future).
    Environmental Practices and Impact.  As an owner of a large number of properties throughout the United States it is important to the Company to be a good corporate citizen and a good steward of the environment.  We demonstrate our commitment to be a good stewardship of the environment in a variety of ways both at our headquarters and at our properties across the country.

    Our Headquarters. Our headquarters building is EPA’s Energy Star certified. A building that has earned EPA’s Energy Star certification uses 35% less energy and generates 35% fewer greenhouse gas emissions. In order to receive this designation, the following components must be met:

•Utilization of energy efficient LED lighting.
•Use of environmentally friendly cleaning products. The products must meet the Green Seal certification standards.
•Variable Frequency drives and more energy efficient motors are purchased and installed in all cooling tower units.
•Mandatory shut down of all lighting and HVAC systems daily.
•The building utilizes a bulb crusher for all lamps which contains a dust removal system that exceed HEPA standards by removing 99.99% of particles for the building fluorescents.
•To minimize generation of waste and release of pollutants, the building requires all paint to be low VOC.
•Storm water retention is managed through water runoff from roofs and paved areas and are routed to various underground drainage basins.  All water runoff is naturally filtered and returned to the aquifer.
•Green-friendly native and drought-tolerant plants are used in landscaping to minimize watering needs.

    Furthermore, we encourage a culture of environmental preservation and efficient usage of environmental resources throughout the company by supporting the following green initiatives:
•Associates are provided with a pre-tax payroll deduction for the use of the commuter rail system to limit the number of automobile trips and reduce our carbon footprint.
•Single-stream recycling is implemented at our headquarters.
•We purchase ENERGY STAR certified desktop and laptop computers, monitors and printers.
•We use ENERGY STAR power management settings on our computers and monitors.
•We recycle old computer equipment, printers and any other electronic items.
•We dispose all ink cartridges utilizing TOSHIBA’s recycling program.
•Our document destruction provider recycles all shredded materials (resulting in annual savings of roughly 200 trees a year).
•We require all associates to use personal cups and have installed water machines to limit the use of plastic cups and bottles.

    We have located our headquarters where our associates can reduce their carbon footprint by using the following green transportation programs:  (i) electric charging stations and designated parking spaces for hybrid vehicles, (ii) bicycle storage lockers as well as bike racks, (iii) electric commuter bike and scooter rental stations, and (iv) free commuter bus for travel throughout downtown Orlando.

    Our Portfolio of Properties.  The properties in our portfolio are generally leased to our tenants under long-term triple net leases which gives our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties.  Our tenants are overwhelmingly large companies with sophisticated conservation and sustainability programs.  These programs limit the use of resources and limit the impact of the use of our properties on the environment, including, but not limited to, implementing green building and lighting standards, and recycling programs.  Our leases also typically require the tenants to fully comply with all environmental laws, rules and regulations, including any remediation requirements.  Our risk management department actively monitors any environmental conditions on our properties to make sure that the tenants are meeting their obligations to remediate or remedy any open environmental matters.  On all properties that we acquire we obtain an environmental assessment from a licensed environmental consultant to understand any environmental risks and liabilities associated with a property and to ensure that the tenant will address any environmental issues on our properties.
    We actively engage with our tenants to promote good environmental practices on our properties, including discussions regarding the following:  (i) environmental sustainability and recycling requirements, (ii) energy efficiency requirements, including Energy Star requirements, and EPA Water Sense program requirements, (iii) environmental conservation and green building requirements, in accordance with industry best practices, and (iv) energy usage reporting requirements.
    Climate Preparedness.  We regularly monitor the status of impending natural disasters and the impact of such disasters on our properties.  In most leases our tenants are required to carry full replacement cost coverage on all improvements located on our properties.  For those properties located in a nationally designated flood zone, we typically require our tenants to carry flood insurance pursuant to the federal flood insurance program.  For those properties located in an area of high earthquake risk, we typically require our tenants to carry earthquake insurance above what is typically covered in an extended coverage policy.  In addition, we also carry a contingent extended coverage policy on all of its properties which also provides coverage for certain casualty events, including fire and windstorm.

Audit Committee

    General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

•has sole power and authority concerning the engagement and fees of independent registered public accounting firms;

•reviews with the independent registered public accounting firm the plans and results of the audit engagement;

•pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;

•reviews the independence of the independent registered public accounting firm;

•reviews the adequacy and effectiveness of our internal control over financial reporting;

•oversees and reviews all privacy and data security risks, including internal control over all such risks, and

•reviews accounting, auditing and financial reporting matters with our independent registered public accounting firm and management.

    Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated by the SEC thereunder (the “Exchange Act”), and the NYSE listing standards.

    The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee are “independent,” as that term is defined in the NYSE listing standards and as required by the Exchange Act, and meet all audit committee composition requirements of the Exchange Act and the NYSE listing standards, and that each of Mses. Beall and Holden and Mr. Fick qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

    Meetings. The Audit Committee met eight times in the fiscal year ended December 31, 2020. The current Audit Committee consists of Mses. Beall and Holden and Messrs. Fick and Fritsch, with Mr. Fick serving as Chairperson .

Governance and Nominating Committee

    General. The Board of Directors has established a Governance and Nominating Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

•identifies and recommends to the Board of Directors individuals to stand for election and re-election to the Board of Directors at our annual meeting of stockholders and to fill vacancies that may arise from time to time;

•develops and makes recommendations to the Board of Directors for the creation and ongoing review and revision of a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and Directors; and

•makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

    Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board of Directors who have expertise that is useful to us and complimentary to the background, skills and experience of other Board members. The process undertaken by the Governance and Nominating Committee is described under the section of this proxy statement entitled "PROPOSAL 1 - ELECTION OF DIRECTORS - Nominees".

    The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

In addition, in February 2021, the Board of Directors adopted amendments to our bylaws to implement proxy access. A stockholder, or group of up to 20 stockholders, owning continuously for at least three years shares of Company Common Stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in the Company’s proxy materials director nominees constituting up to the greater of (i) two directors or (ii) 20% of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the bylaws.

    Independence and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

    Meetings. The Governance and Nominating Committee met four times in the fiscal year ended December 31, 2020. The current Governance and Nominating Committee consists of Ms. Beall and Messrs. Fritsch and Cosler, with Mr. Fritsch serving as Chairperson .

Compensation Committee

    General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com.

    Processes and Procedures for Executive and Director Compensation Determinations

•Role of Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to approving and evaluating compensation plans, policies and programs for our executive officers and directors and approving all awards to any executive officer, director or associate under our equity incentive plans. The Compensation Committee also serves as the administrator of our 2017 Performance Incentive Plan.
•Role of Management in Compensation Determinations. The Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary and incentive performance compensation levels of the other executive officers. Similarly, the Compensation Committee also considers the recommendations of our Chief Executive Officer when setting specific Company and individual incentive performance targets. In addition, officers may be invited to attend committee meetings. Management generally does not have a role in the setting of director compensation.
•Role of Compensation Consultants. The Compensation Committee has the authority, in its sole discretion, to engage compensation consultants as needed or desired to assist the Compensation Committee in researching and evaluating executive officer and director compensation programs. Since 2012, the Compensation Committee has retained Pearl Meyer & Partners, an independent compensation consulting firm (“Pearl Meyer”), to assist the Compensation Committee in reviewing and evaluating the Company’s executive and non-employee director compensation programs. The use of independent third-party consultants provides additional assurance that our executive compensation programs are reasonable, consistent with Company objectives, and competitive with executive compensation for companies in our peer group. Pearl Meyer reports directly to the Compensation Committee, provides no other services to the Company, and regularly participates in committee meetings. The Compensation Committee assessed the independence of Pearl Meyer pursuant to the applicable SEC rules and concluded no conflict of interest exists that would prevent Pearl Meyer from serving as an independent advisor to the Compensation Committee.
•Delegation of Authority by the Committee. The Compensation Committee may delegate its authority to make and administer awards under our equity incentive plans to another committee of the Board of Directors or, except for awards to individuals subject to Section 16 of the Exchange Act, to one or more of our officers. On an annual basis, the Compensation Committee typically authorizes a limited number of shares of restricted stock to be awarded by our Chief Executive Officer to such of our non-executive associates as he determines, in consultation with our other executive officers.

    Our executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

    Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

    Meetings. The Compensation Committee met five times in the fiscal year ended December 31, 2020. The current Compensation Committee consists of Ms. Holden and Messrs. Cosler and Fick, with Mr. Cosler serving as Chairperson .

Compensation Committee Interlocks and Insider Participation

    No member of the Compensation Committee is or was previously an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any member of the Compensation Committee is employed.

Director Compensation

    The following table shows the compensation paid to our non-employee directors during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
(a)	(b)	(c)	(d)
Pamela K. M. Beall	--	$216,000	$216,000
Steven D. Cosler(2)	--	$228,000	$228,000
Don DeFosset	$127,500	$160,000	$287,500
David M. Fick(2)	$113,000	$120,000	$233,000
Edward J. Fritsch	--	$225,000	$225,000
Betsy D. Holden(2)	$98,000	$120,000	$218,000
Sam L. Susser(3)	$47,000	$60,000	$107,000
__________
(1)        The awards shown in column (c) represent stock awards as a result of an annual election to receive stock in lieu of cash made to directors of the Company. The amounts represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718.
(2)        The cash fees and stock awards earned by Ms. Holden ($120,000), as well as the stock awards earned by Mr. Fick ($120,000), and Mr. Cosler ($228,000) are deferred into shares of our common stock under our Deferred Fee Plan, which is described in greater detail below.
(3) Mr. Susser retired as a director effective as of May 12, 2020.

    The Company only compensates non-employee directors for services provided as directors of the Company. Following a study by Pearl Meyer which found that total compensation levels for our directors were below the 50th percentile (or "median") of industry peers (as identified in “Executive Compensation-Compensation Discussion and Analysis-Benchmarking”), effective July 1, 2017, board compensation was set at $200,000 per year, payable in quarterly increments. Non-employee directors may elect to receive up to $80,000 of their annual board compensation in the form of cash, with the remainder paid in shares of the Company’s Common Stock. Additionally, the Non-Employee Chairperson of the Board, the Chairperson of the Audit Committee, the Chairperson of the Compensation Committee, and the Chairperson of the Governance and Nominating Committee receive $87,500, $25,000, $20,000 and $15,000, respectively. Additionally, each non-chair member of the Audit Committee, Compensation Committee and Governance and Nominating Committee receives $10,000, $8,000, and $6,000, respectively. The Committee retainers are payable in cash or stock at the election of the directors.

    Pursuant to our corporate governance guidelines, each of our non-employee directors is required to own our Common Stock equivalent to three times the annual total board compensation within five years of becoming a board member. The Compensation Committee reviews progress toward meeting these ownership requirements annually, and each of the nominees that have served on the Board of Directors for the requisite number of years exceeds the ownership requirements.

    A Deferred Fee Plan was established by the Company for the benefit of its directors and their beneficiaries. A director may elect to defer all or part of his or her director’s fees to be earned in any calendar year by filing a deferred fee agreement with the Company no later than December 15 of the previous year. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director’s stock account is determined based on the market value of the Common Stock on the trading day preceding the date the deferred director’s fees were earned. A director is entitled to receive the vested portion of the amounts credited to his or her deferred fee account on the time specified in such director’s fee agreement.

    The following table sets forth fees deferred into shares of Common Stock, as well as dividends earned on the deferred shares by directors under the Deferred Fee Plan.

	Number of Shares Credited to Deferred Fee Account
Name	2020	Total
Steven D. Cosler	7,124	22,612
Don DeFosset	1,740	32,466
David M. Fick	5,156	38,105
Betsy D. Holden	3,418	5,671
Sam L. Susser	217	8,848

Total	17,655	107,702
Code of Business Conduct, Insider Trading Policy, and Anti-Corruption Policy

    Our directors, as well as our officers and employees, are also governed by our Code of Business Conduct, an Insider Trading Policy, and Anti-Corruption Policy, all of which are available on our website at http://www.nnnreit.com. Amendments to, or waivers from, a provision of the Code of Business Conduct that applies to our directors, executive officers or employees will be posted to our website within four business days following the date of such amendment or waiver.

Executive Officers

    Our current executive officers are listed below.

Name	Position

Julian E. Whitehurst	President and Chief Executive Officer
Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Stephen A. Horn, Jr.	Executive Vice President and Chief Operating Officer
Michelle L. Miller	Executive Vice President and Chief Accounting Officer
Christopher P. Tessitore	Executive Vice President, General Counsel and Secretary

    The backgrounds for Messrs. Horn and Tessitore, and Ms. Miller are set forth below. The backgrounds of Messrs. Whitehurst and Habicht are described above at “PROPOSAL I - ELECTION OF DIRECTORS - Nominees.” Paul E. Bayer retired as the Company's Executive Vice President and Chief Investment Officer on December 31, 2020.

Stephen A. Horn, Jr., age 49, has served as Chief Operating Officer of the Company since August 2020, and as Executive Vice President and Chief Acquisition Officer of the Company since January 2014. He also previously served as Senior Vice President of Acquisitions for the Company from June 2008 to December 2013, and as Vice President of Acquisitions of the Company from 2003 to 2008. Prior to 2003, Mr. Horn worked in the mergers and acquisitions group at A.G. Edwards & Sons in St. Louis, MO. He is a member of ICSC and Nareit. Mr. Horn serves on the Board of Trustees of Windermere Preparatory School.

Michelle L. Miller, age 52, has served as Executive Vice President and Chief Accounting Officer since March 2016. She joined National Retail Properties in 1999 and currently leads the accounting department as well as oversees financial reporting, forecasting, lease administration and information technology. Prior to 1999, Ms. Miller worked as a Senior Manager with KPMG and focused primarily on real estate and financial institutions. She is a CPA and received her B.S. in Accounting and Finance from Florida State University in 1991. Ms. Miller is a member of the American Institute of CPAs, the Florida Institute of CPAs, and ICSC.

    Christopher P. Tessitore, age 53, has served as Executive Vice President of the Company since January 2007, as General Counsel since February 2006 and as Secretary since May 2006. He also previously served as Senior Vice President and Assistant General Counsel of the Company from 2005 to 2006. Prior to March 2005, Mr. Tessitore was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., where he specialized in real estate acquisition, development and finance, as well as general business law. He is a member of ICSC, Nareit, and the Association of Corporate Counsel.

AUDIT COMMITTEE REPORT

    The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company incorporated it by specific reference.

    Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.nnnreit.com. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee.

    Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

    The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

    Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC.

AUDIT COMMITTEE

David M. Fick, Chairperson
Pamela K. M. Beall
Edward J. Fritsch
Betsy D. Holden

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    Executive Summary

    We design our executive compensation program to attract and retain talented and experienced executive officers and to reinforce key business objectives in support of long-term value creation. Our Compensation Committee (for purposes of this discussion, the "Committee") seeks to provide compensation that is not only competitive relative to our peer group, but also structured so as to align our executives’ short-term and long-term interests with the interests of our stockholders. Accordingly, the Committee seeks to incentivize our executive officers and emphasize pay-for-performance by basing a significant portion of compensation on achievement of critical success factors. The primary elements of our total compensation program for our named executive officers ("NEOs") include base salary, annual cash incentives and long-term equity-based incentives. We have designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase and decrease based on actual versus planned corporate performance and total shareholder returns relative to our peers. In addition, executive officers are subject to market competitive stock ownership guidelines which further aligns executive interests with shareholders.

    Executive Compensation Program. In 2020, the Committee approved annual incentive awards and long-term incentive awards. Annual incentives were initially tied to (i) the achievement of certain increased core funds from operations ("Core FFO") per share goals, excluding any impairments and severance charges (80% weighting), and (ii) a subjective assessment of contributions toward corporate strategic objectives and achievement of individual performance goals (20% weighting), which include certain ESG goals. As noted below, annual incentive performance metrics and award opportunities were adjusted to align with revised corporate strategic priorities due to COVID-19 pandemic. Annual incentives are subject to downward adjustment if our debt leverage ratio exceeds a cap established by the Board. For 2020, the Committee approved long-term incentive compensation through grants of the following: (i) service-based restricted stock vesting ratably over four years (20% weighting), and (ii) performance-based restricted stock awards, the vesting of which is tied to (a) the three-year relative total shareholder return of the Company compared to a broad group of REIT companies as of December 31, 2022 (60% weighting), and (b) three-year Core FFO per share growth as of December 31, 2022 (20% weighting).

Changes to the 2020 Short-Term Incentive (STI) Program due to COVID-19. On March 11, 2020, the World Health Organization declared a novel strain of coronavirus ("COVID-19") a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. Actions taken by the government to mitigate the spread of COVID-19 by ordering closure of many businesses and ordering residents to generally stay at home has resulted in the loss of revenue for many of our tenants and challenged their ability to pay rent.

Management responded quickly during the year to safeguard employees, avoid layoffs, preserve capital, defer material new property investments, maintain operations, and structure rent deferrals to assist certain hard-hit tenants while protecting shareholder interests. However, disruptions were unpredictable, beyond management’s control, and made the Company’s 2020 pre-pandemic Core FFO per share performance goals unrealistic and unattainable. In response to the economic challenges resulting from the pandemic, the Company revised strategic priorities to further the interests of our stockholders. To strengthen the motivational impact of our 2020 STI program, in the third quarter 2020, after consultation with it's compensation consultant, the Compensation Committee replaced the financial performance goal (80% weighting) of the 2020 (STI) program with the following financial performance goals to appropriately incentivize our NEOs during the COVID-19 pandemic:

1. Maintain a strong liquidity position to preserve optionality for acquisitions, debt rating, and dividend purposes, including a focus on maintaining over $900 million of liquidity in the form of cash and undrawn capacity on the Company’s unsecured revolving credit facility, prior to consideration of potential acquisitions;

2. Structure rent deferral agreements with affected tenants, focusing on maintaining cash flow, cementing tenant/customer relationships, and maximizing long-term value for the Company, with a goal of achieving rent collections of at least 85% of original budget; and

3. Achieve Core FFO per share of at least $2.40.

The Committee did not, however, change the individual performance goal (20% weighting) component of the 2020 STI program. In addition, the Compensation Committee made no changes to the long-term incentive compensation shares granted in 2019 and 2020 including no changes to the multi-year Core FFO per share goals for performance shares.

The Committee viewed the revised financial goals as very challenging, as those goals exceeded then-current internal forecasts and critical to protect the business and shareholder interests during a time of significant uncertainty. Due to the hard work and focus of our NEOs and other employees, the Company exceeded the revised financial performance goals, with liquidity remaining above $900 million throughout 2020 and equal to $1,167 million at year end, rent collections increasing significantly during the third and fourth quarters and averaging 90% for the full year, and earning Core FFO of to $2.59. Additionally, our NEOs met or exceeded all individual goals tied to their respective roles and functional responsibilities. However, in light of the ongoing pandemic and its impact on our financial performance and stock price, in the third quarter 2020, the Compensation Committee decided that total 2020 STI bonus award potential for each NEO (including the component for individual goals) would not exceed 80% of each NEO’s total target bonus opportunity.

As described below, STI bonuses were awarded by the Compensation Committee based on its discretion regarding progress and results in the three performance goals or such other factors as the Compensation Committee determined. Such other factors included the raising of capital during 2020; dividends paid regularly in cash and raised for the 31st consecutive year; maintenance of debt credit rating; lack of furloughs and layoffs; lack of missed or delayed payments to any parties; number of leases amended; and rent forgiveness and litigation avoided to date. While all revised goals were exceeded, in light of the ongoing pandemic and its impact on the Company’s financial performance and stock price, the compensation committee decided to cap STI payouts at 80% of each NEO’s target award opportunity. The Compensation Committee will continue to work with its compensation consultant, Pearl Meyer, to evaluate any potential changes to our STI program for 2021.

    Restricted Stock. Restricted stock grants are intended to provide our NEOs with a significant interest in the long-term performance of our stock. The Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, we believe that restricted stock provides a better incentive and alignment of interest than stock options. The Committee has determined that our desired compensation objectives are better achieved by awarding restricted stock. The Company did not issue any stock options to its executive officers in 2020, and there are no outstanding stock options. Consistent with our pay for performance philosophy, 80% of the target long-term incentive award opportunity for our NEOs in 2020 was provided in the form of performance-contingent restricted stock grants.

    2020 Business Results. The following are some of the highlights of our business results in 2020:

•Generated Core FFO (excluding impairments, severance charges and loss on early extinguishment of debt) per share of $2.59 per share and Adjusted FFO (which is Core FFO adjusted for certain non-cash items) of $2.51 per share;

•Dividends increased 2.0% to $2.07 per share marking the 31st consecutive year of annual dividend increases;

•Invested $180 million in 63 properties at a projected 6.5% initial cash return on assets;

•Sold 38 properties for $54.5 million, producing $16.2 million of gains on sale;

•Raised $826 million of long term debt and equity capital;

•Balance sheet leverage and portfolio property occupancy remained at industry leading levels; and

•Three year total shareholder return (TSR) in top half of all Equity REITs.

The common stock of NNN is currently traded on the NYSE under the symbol "NNN." Set forth below is a line graph comparing the cumulative total stockholder return on NNN's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index ("FNER") and the S&P 500 Index ("S&P 500") for the five year period commencing December 31, 2015 and ending December 31, 2020. The graph assumes an investment of $100 on December 31, 2015.

Comparison to Five-Year Cumulative Total Return

Indexed Total Return
(As of December 31, 2020)

220
200
180
160
140
120
100
80
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The common stock of NNN is currently traded on the NYSE under the symbol "NNN." Set forth below is a line graph comparing the cumulative total stockholder return on NNN's common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index ("FNER") and the S&P 500 Index ("S&P 500") for the fifteen year period commencing December 31, 2005 and ending December 31, 2020. The graph assumes an investment of $100 on December 31, 2005.

Comparison to Fifteen-Year Cumulative Total Return

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    2020 Compensation Highlights. The following are some of the highlights related to the 2020 compensation of our named executive officers:

•The Committee approved base salary increases averaging 4.6% and ranging from 3.0% to 8.7%, to bring all NEOs' base salaries in line with peer group 50th percentile (or "median") base salaries;

•The Committee approved annual cash incentive award opportunities for NEOs, varying by position, with target award opportunities ranging from 110.0% to 150.0% of base salary (but capped at 80% of target due to the ongoing pandemic), with any earned awards, subject to downward adjustment if our leverage (ratio of total liabilities to gross book assets) exceeded 50%;

•The Committee approved target long-term incentive award opportunities for NEOs ranging from 190% to 375% of each executive’s base salary. For current NEOs, grants were made using a value mix of (i) performance shares tied to our three-year relative Total Shareholder Return (TSR) vs. a broad group of REIT comparators through December 31, 2022 (60% weighting), (ii) Core FFO per share growth through December 31, 2022 (20% weighting), and (iii) service-based restricted stock (20% weighting).

•Based on our Core FFO per share of $2.59 (excluding any impairments, severance charges and loss on early extinguishment of debt), full-year average rent collections of approximately 90%, year-end liquidity of $1,167 million, and the achievement of individual goals, the Committee approved payment of annual cash incentive compensation for 2020 at 80.0% of total target award opportunities for each of our NEOs. While all corporate financial goals under the revised STI plan were exceeded, payouts were capped at below-target levels due to the pandemic’s impact on our financial performance and stock price.

•Based on our TSR for the 3-year period ending December 31, 2020 which ranked at the 58.7th percentile vs comparator companies in the NAREIT All Equity REIT Index, the Committee approved performance shares awards for the 2018-2020 grant cycle at 134.8% of target with shares vesting January 1, 2021;

•The Committee engaged Pearl Meyer as an independent third-party compensation consultant in order to assist in the development and evaluation of the executive compensation program. Pearl Meyer was not engaged for any non-compensation related services; and

•The Committee concluded that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect on the Company.

    2020 Say-on-Pay Voting Results

    In 2020, we submitted our executive compensation program to an advisory vote of our shareholders (also known as “Say-on-Pay”). Approximately 96.4% of voting shareholders at the 2020 annual meeting approved our executive compensation program. The Committee considered such strong shareholder support as an endorsement of the Company’s executive compensation program and policies and the Committee intends to continue the pay-for-performance program that is currently in place in 2021. The Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

    Objectives of Compensation Program

    We believe our success is largely attributable to the talent and dedication of our employees (whom we refer to as associates) and to the management and leadership efforts of our executive officers. Our goal is to establish a compensation program that will attract and retain talented corporate officers, motivate them to perform to their fullest potential, and align their long-term interests with the interests of our stockholders.

    What Our Compensation Program is Designed to Reward and Other Policies

    We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior executive officers and that compensation provided to our executive officers is appropriately aligned with performance and key strategic objectives and remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In making compensation decisions, the Committee considers the compensation practices and financial performance of REIT and other industry participants and from time to time receives assessments and advice regarding compensation practices from third party compensation consultants. In evaluating performance, the Committee considers quantitative and qualitative improvement in factors such as FFO per share based metrics, capital structure, absolute and relative stockholder returns, individual performance, and contribution to corporate goals and objectives. Additionally, the Committee takes into account our general performance, the executive officer’s past performance, the executive officer’s anticipated performance and contribution to our achievement of our long-term goals, and the position, level and scope of the executive officer’s responsibility.

    We believe that our compensation program for executive officers, which includes the use of performance-based and service-based restricted stock awards, results in a significant alignment of interest between these individuals and our stockholders. Under our corporate governance guidelines, within five years of becoming a Covered Person, as defined by the Committee, executive officers are required to own our Common Stock (including restricted stock) equal to a minimum of five times the annual base salary for CEO and three times their annual base salary for all other Covered Persons. The Committee reviews progress toward meeting these guidelines annually and each Covered Person exceeds the stock ownership guidelines. In addition, equity grants to NEOs do not include tax gross-up provisions, and the Committee does not intend to provide tax gross-ups on any future restricted stock grants to executive officers. Additionally, we have adopted a clawback policy for our executive officers which allows the Board to recover certain incentive compensation if the Company has a material restatement of financial results, as a result of such restatement the incentive compensation would not have been earned, and the executive officer engaged in fraud or other intentional misconduct. Finally, we have adopted an anti-hedging policy that prohibits all employees, non-employee directors and executive officers from engaging in short sales of our securities, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities.

    Accounting and Tax Considerations

    We have selected compensation elements that help us achieve the objectives of our compensation program and not because of preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the accounting impact of the compensation expense of each compensation element. In addition, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that the Company may deduct from our federal income tax return for any single taxable year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements, although this exception is severely limited since 2018, as described below. The material terms of the 2017 Performance Incentive Plan were previously approved by shareholders in 2017, for purposes of Section 162(m) of the Code ("Section 162(m)"), which allowed us to grant certain annual and long-term incentive awards that are designed to meet the definition of performance-based compensation under Section 162(m) in order to qualify for the performance-based exception to the $1 million deduction limit. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Committee did not previously limit executive compensation to amounts deductible under Section 162(m) if the Committee determined that doing so is in the best interests of the Company.

The Tax Cuts and Jobs Act, enacted on December 22, 2017, substantially modified Section 162(m) and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, since 2018, compensation paid to certain executive officers in excess of $1 million will generally be non-deductible, whether or not it is performance-based. In addition, since 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year, and once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.

The Tax Cuts and Jobs Act includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017, and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals in the best interest of the Company, the Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the Company.

        Benchmarking

    In 2020, the Committee, with the assistance of Pearl Meyer, determined that our Peer Group included Camden Property Trust, EPR Properties, Federal Realty Investment Trust, Kimco Realty Corporation, Omega Healthcare Investors, Realty Income Corporation, Regency Centers Corporation, Retail Properties of America, Spirit Realty Capital, STORE Capital Corporation, Tanger Factory Outlet Centers, VEREIT, Inc., W. P Carey, Inc., and Weingarten Realty Investment Trust (collectively, the “Peer Group”).

			# of EEs	Revenue[1]	Total Assets[2]	Equity Market Cap[3]	Enterprise Value[3]	TSR (%)[3]
Company	Ticker	GICS Industry Description						1-Yr	3-Yr	5-Yr
Camden Property Trust	CPT	Residential REITs	1,650	$1,068	$7,325	$9,732	$12,453	(2)%	6%	10%
EPR Properties	EPR	Specialized REITs	62	$485	$6,907	$2,425	$5,538	(52)%	(16)%	6%
Federal Realty Investment Trust	FRT	Retail REITs	311	$848	$7,711	$6,439	$10,597	(31)%	(10)%	(7)%
Kimco Realty Corporation	KIM	Retail REITs	502	$1,085	$11,524	$6,492	$11,694	(24)%	0%	(6)%
Omega Healthcare Investors, Inc.	OHI	Health Care REITs	49	$875	$9,399	$8,245	$13,576	(7)%	19%	9%
Realty Income Corporation	O	Retail REITs	194	$1,631	$19,785	$21,821	$29,752	(12)%	8%	8%
Regency Centers Corporation	REG	Retail REITs	450	$1,063	$10,987	$7,714	$11,730	(24)%	(9)%	(4)%
Retail Properties of America, Inc.	RPAI	Retail REITs	215	$444	$3,635	$1,827	$3,668	(33)%	(9)%	(6)%
Spirit Realty Capital, Inc.	SRC	Retail REITs	85	$544	$6,091	$4,370	$6,931	(12)%	9%	5%
STORE Capital Corporation	STOR	Diversified REITs	103	$689	$8,720	$8,901	$12,355	(3)%	15%	13%
Tanger Factory Outlet Centers, Inc.	SKT	Retail REITs	461	$403	$2,185	$931	$2,592	(27)%	(23)%	(16)%
VEREIT, Inc.	VER	Diversified REITs	160	$1,182	$13,040	$8,251	$14,248	(13)%	6%	6%
W. P. Carey Inc.	WPC	Diversified REITs	204	$1,192	$14,190	$12,380	$18,531	(6)%	7%	10%
Weingarten Realty Investors	WRI	Retail REITs	239	$441	$3,910	$2,777	$4,639	(26)%	(6)%	(3)%
n=14		25th Percentile	117	$500	$6,295	$3,175	$5,886	(27)%	(9)%	(6)%
		Median	210	$862	$8,216	$7,103	$11,712	(18)%	3%	1%
		75th Percentile	415	$1,080	$11,390	$8,738	$13,295	(8)%	7%	9%
National Retail Properties, Inc.	NNN	Retail REITs	70	$671	$7,635	$7,109	$10,391	(19)%	3%	5%
Percentile			10	37	45	50	38	49	50	54
Data Source: S&P Capital IQ
1 As of most recently disclosed 4 quarters ($mm).
2 As of most recently disclosed fiscal quarter ($mm).
3 Market Cap, Enterprise Value, and Total Shareholder Return (TSR) current as of 12/31/2020.

    The Peer Group consists of 14 publicly-traded REITs, most of which have investment credit ratings, operating across a variety of property sectors, with a primary focus on the retail sector, recognizing that the Company competes with REITs across all property sectors for capital and executive talent. Relative to the Peer Group, the Company’s total assets and equity market capitalization as of December 31, 2020 were at or near the Peer Group 45th and 50th percentiles, respectively. In determining 2020 pay opportunities for executive officers, the Committee considered the compensation of our NEOs as compared to the compensation of NEOs of companies in our Peer Group. Pearl Meyer provided the Committee with a detailed analysis of the compensation of our executive officers as compared to the executive officers of companies in our Peer Group, with the overall objective of providing target total pay opportunities comparable to those provided by industry peers, and actual pay that is directionally aligned with performance relative to peers. For the past three and five years ending December 31, 2020, our total return to shareholders was at or above the 50th percentile total return of the Peer Group.

    We believe that our compensation, benchmarked against our Peer Group, provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention. The Committee compared base salary and total compensation for our executive officers against the Peer Group, generally focusing on targeting aggregate total pay opportunities at or near 50th percentile market values. Compared with the Peer Group, 2020 target total direct compensation (sum of base salary plus target annual cash incentive plus target long-term incentives) was within a competitive range (defined as +/- 15%) of the Peer Group 50th percentile values for each of our NEOs (prior to Mr. Horn's promotion to Chief Operating Officer) and was equal to 95% of the 50th percentile in the aggregate.

    2020 Executive Compensation Components and How They Relate to Our Objectives

    For the fiscal year ended December 31, 2020, base salary, annual cash incentives, cash bonus, and long-term equity-based incentives were the principal components of compensation for the NEOs. Executives also receive certain benefits and other perquisites. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balance short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention. The target aggregate total direct compensation mix for our NEOs was 21% base salary, 26% short term incentive (STI or bonus) and 53% long-term incentive (LTI) compensation which is comparable with the Peer Group 50th percentile target compensation mix.

    The differences in the target amounts and mix of compensation awarded to the NEOs are primarily a result of comparing each executive's compensation against corresponding market values for industry peers and giving consideration to differences in position and responsibilities among the Company’s NEOs. The responsibilities for each named executive officer are as follows: (i) Mr. Whitehurst, our President and Chief Executive Officer, is responsible for developing, defining, implementing and executing the Company’s corporate strategy, policies, mission, philosophy, goals and objectives; (ii) Mr. Habicht, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, is responsible for overseeing all capital, financial reporting, tax, information technology and corporate communication matters of the Company and assisting the corporate secretary with his duties; (iii) Mr. Tessitore, our General Counsel and Secretary, is responsible for overseeing all legal matters for the

Company, human resources, and various risk management functions; (iv) Mr. Bayer our Executive Vice President and Chief Investment Officer who retired effective as of December 31, 2020, was responsible for overseeing the leasing, asset management, due diligence and underwriting groups of the Company; and (v) Mr. Horn, our Executive Vice President and Chief Acquisition Officer, is responsible for leading our acquisition department. Effective August 2020, Mr. Horn was promoted to Chief Operating Officer. Our Committee believes that the different levels of compensation provided to the NEOs are commensurate to the responsibilities of each executive.

Base Salary

    The Committee sets and adjusts the base salaries of our NEOs based on the qualifications, experience, scope of responsibilities and past performance of each executive, the practices of and salaries awarded by our Peer Group, and other factors deemed appropriate by the Committee. The Committee approved 2020 base salary increases for our NEOs ranging from 3.0% to 8.7% (4.6% average). After these increases, 2020 base salaries for NEOs were comparable with median levels for the Peer Group, ranging from 100% to 105% of median levels (102% of median levels in the aggregate).

    Annual Incentive Compensation

    Cash Incentive Bonus. We believe that a significant portion of the total compensation of the NEOs should be provided in the form of short-term incentive compensation. For 2020, as described in greater detail under “Changes to the 2020 Short-Term Incentive (STI) Program due to COVID-19,” the Committee approved annual cash incentive bonus opportunities based upon the preservation of capital, the maintenance of operations and the attainment of certain profitability metrics (80% weighting) and subjective assessment of each NEO’s contributions toward financial objectives, as well as of individual performance (20% weighting). Profitability was based on achieving a minimum Core FFO per share of $2.40 per share, excluding impairments, severance charges, and loss on early extinguishment of debt. The Committee reserved the right, in its sole discretion, to review and further modify the executive compensation program. The following table sets forth each NEOs 2020 annual cash incentive target bonus opportunity and actual award expressed as a percentage of base salary.

2020 Short Term Incentive Program
	Target Award Opportunity as a Percentage of Base Salary
Position	Core FFO per share 80% Weighting	Individual Performance 20% Weighting	Total	2020 Actual
President & Chief Executive Officer	120%	30%	150%	120%
EVP, CFO, Asst Secretary, & Treasurer	92%	23%	115%	92%
Former EVP & Chief Investment Officer	88%	22%	110%	88%
EVP & General Counsel	88%	22%	110%	88%
EVP & Chief Operating Officer	88%	22%	110%	88%

Based on attainment of the three financial performance goals for 2020 described below, the Committee approved annual cash incentive bonus awards for NEOs equal to 80% of total target opportunity, with payouts ranging from 70.4% to 96% of base salary. For the strategic/individual performance component (representing 20% of total target opportunity), our NEOs were evaluated based on their contributions towards a series of shared corporate strategic objectives as well as individual performance goals related to their respective functions. Award determinations were based on subjective assessments by the Committee (along with input from the President & Chief Executive Officer for his direct reports) of performance relative to corporate and individual objectives. Corporate strategic objectives for 2020 were as follows:

•Maintain a strong liquidity position to preserve optionality for acquisitions, debt rating, and dividend purposes, including a focus on maintaining over $900 million of liquidity in the form of cash and undrawn capacity on the Company’s unsecured revolving credit facility, prior to consideration of potential acquisitions;

•Structure rent deferral agreements with affected tenants, focusing on maintaining cash flow, cementing tenant/customer relationships, and maximizing long-term value for the Company, with a goal of achieving rent collections of at least 85% of original budget; and

• Achieve Core FFO per share of at least $2.40.

Each of these strategic objectives were met or exceeded in 2020. Our Core FFO was $2.59 per share (excluding any impairments, severance charges and loss on early extinguishment of debt), over $900 million of liquidity was maintained and as of December 31, 2020 was $1,167 million, and rent collections for the year were approximately 90%.

Our NEOs also generally met or exceeded individual performance objectives tied to their respective functions. Mr. Whitehurst continued to refine and communicate the strategic plan. He was also actively involved with staff development and succession planning, while also enhancing Board and investor relations. Mr. Habicht successfully executed two debt issuances (10-year and 30-year) generating net proceeds to the Company of $685.6 million with very favorable terms and an accretive early extinguishment of 3.80% notes due in 2022. He also led efforts to enhance our accounting systems and financial disclosures and was active with staff development and shareholder relations. Mr. Bayer led disposition and leasing efforts, including the sale of 38 properties generating proceeds of $54.5 million with gains to the Company of $16.2 million. Mr. Tessitore led the legal department, developing internal staff and managing relationships with external counsel, and advised the Board of Directors on various risk management and corporate governance issues. He also managed the human resources and various other administrative functions including operational protocols of the Company's headquarters during the COVID-19 pandemic. Mr. Horn led our efforts to acquire a total of 63 properties at an initial cash yield of 6.5%. He also continued to develop staff, attend meetings with customers and institutional investors, and expand relationships with investment bankers. Based on these accomplishments, the Committee approved awards for the strategic / individual objectives component ranging from 17.6% to 24.0% of base salary, combined payouts for our NEO's ranged from 88% to 120% of base salary, capped at 80% of target award opportunities. The Committee determined that these payments were consistent with the strong performance of the executive management team while also taking into consideration the pandemic's impact on the Company's financial results and shareholder returns during 2020. All cash incentive awards are reflected in the “Bonus” column of the Summary Compensation Table below.

If the orginal financial performance goal for 2020 had not been replaced with the three financial performance goals described above, the NEOs would not have received any cash incentive bonus related to Core FFO per share profitability metrics.

    Long-Term Incentive Compensation

    For 2020, the Committee approved long-term incentive compensation opportunities for executive officers, provided through an 80/20 weighted target value mix of performance-based restricted stock and service-based restricted stock. Total target award opportunities for NEOs ranged from 190% to 375% of base salary, varying by position, as set forth in the table below.

	2020 Target Long-Term Incentive Award Opportunity (as % of Base Salary)
Position	Performance Restricted Shares TSR (60%)	Performance Restricted Shares Core FFO (20%)	Service Restricted Shares (20%)	Total Target Award
President & Chief Executive Officer	225%	75%	75%	375%
EVP, CFO, Asst. Secretary, & Treasurer	132%	44%	44%	220%
EVP & Chief Investment Officer	114%	38%	38%	190%
EVP & General Counsel	114%	38%	38%	190%
EVP & Chief Operating Officer	114%	38%	38%	190%

    Service-based restricted stock vests annually over a four-year period to enhance retention and promote long-term equity ownership. Performance-based restricted stock vests, if at all, at the end of three years on January 1, 2023. Vesting for TSR performance-based restricted stock is tied to our total shareholder return relative to other companies in the NAREIT All Equity REIT Index for the three-year period ending December 31, 2022. The Committee chose this comparator group to allow for performance assessments within our applicable industry group, recognizing that we compete with REITs across various property sectors for investor capital. TSR includes stock price appreciation plus dividends over the three-year period, with calculations for the Company and comparators based on ten-day average closing stock prices leading up to the start and end of the measurement period. Performance levels and corresponding award funding levels for 2020 performance-based restricted stock grants are summarized in the following table.

Performance Level	3-Year Relative TSR and Positioning	% of Target Award Funded
Below Threshold	Below 33rd Percentile	0%
Threshold	33rd Percentile	50%
Target	50th Percentile	100%
Superior	75th Percentile or Above	200%

    Vesting for Core FFO performance-based restricted stock is tied to our Core FFO per share results for the year ending December 31, 2022. Performance levels and corresponding award funding levels for 2020 Core FFO performance-based restricted stock grants are summarized in the following table.

Performance Level	3-Year Core FFO Per Share Results	% of Target Award Funded Level
Below Threshold	<$2.89	0%
Threshold	$2.89	50%
Target	$3.02	100%
Maximum	>$3.20	200%

    For performance-based restricted share grants, 50% of the corresponding target award opportunity is earned for threshold performance, 100% for target performance, and 200% for maximum performance. No performance-based shares are earned for results below the threshold level. Straight line interpolation is used to determine awards for results in between performance levels.

    The number of shares of service-based restricted stock and performance-based restricted stock granted was based on the average closing share price of our Common Stock for ten days prior to the grant date ($56.527 per share). Accordingly, the Committee approved grants of service-based restricted stock and target grants of performance-based restricted stock to Messrs. Whitehurst (11,278 service-based and 45,111 performance-based shares), Habicht (4,476 service-based and 17,903 performance-based shares), Bayer (2,924 service-based and 11,697 performance based shares) Tessitore (2,958 service-based and 11,832 performance-based shares each), and Horn (2,924 service-based and 11,697 performance-based shares) as shown in the Grants of Plan-Based Awards table.

    Executive officers are entitled to receive dividends on unvested shares of service-based restricted stock. Dividends payable on performance-based restricted stock will accumulate and be payable to the executive officers only if and to the extent the shares vest. No tax gross-ups shall be paid to the executive officers on any service-based restricted stock nor on any performance-based restricted stock.

In 2018, the executive officers were granted a performance-based restricted stock award as part of the 2018 executive compensation plan. Vesting for this award was tied to our total shareholder return relative to all Equity REITs in the NAREIT Index for the three-year period ending December 31, 2020. The Company’s total shareholder return during this period was at the 58.7th percentile compared to all Equity REITs in the NAREIT Index. As a result, executive officers earned approximately 134.8% of the target number of shares granted. These shares are included in the Outstanding Equity Awards at Fiscal Year End because they did not vest until January 1, 2021.

In connection with Mr. Horn's promotion to Chief Operating Officer on August 24, 2020, the Committee approved a one-time award of 10,000 shares of restricted stock. The award cliff vests after three years of continued service.

    Benefits and Other Perquisites

    We provide benefits to our executive officers under the National Retail Properties, Inc. Retirement Plan. We do not sponsor a defined benefit pension plan for our executive officers or any other associates. Our NEOs are eligible to receive, on the same basis as other associates, employer matching contributions under the plan. This allows our executive officers to save for retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers.

    Our NEOs are also eligible to participate in the other employee benefit and welfare plans that the Company maintains on similar terms as associates who meet applicable eligibility criteria.

    We do not consider perquisites to be a principal component of our executive officers’ compensation. Costs attributed to the perquisites and other personal benefits afforded to the named executive officers for the fiscal year ended December 31, 2020, are shown in the “Other Compensation” column of the Summary Compensation Table below.

    We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

COMPENSATION COMMITTEE REPORT

    The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act except to the extent that the Company incorporated it by specific reference.

    The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, both filed with the SEC.

COMPENSATION COMMITTEE

Steven D. Cosler, Chairperson
David M. Fick
Betsy D. Holden

Executive Compensation Tables

The following table shows total compensation paid or earned by the NEOs for the fiscal years ended December 31, 2020, 2019, and 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Bonus(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Julian E. Whitehurst President and Chief Executive Officer	2020	$850,000	$3,704,914	$—	$1,020,000	$19,252	$5,594,166
	2019	$825,000	$4,159,764	$1,303,500	__	$19,633	$6,307,897
	2018	$775,000	$2,805,581	$1,303,661	__	$18,652	$4,902,894

Kevin B. Habicht Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	2020	$575,000	$1,470,345	$—	$529,000	$18,016	$2,592,361
	2019	$550,000	$2,499,335	$719,086	__	$18,088	$3,786,509
	2018	$515,000	$1,183,730	$708,585	__	$16,864	$2,424,179

Paul E. Bayer Former Executive Vice President and Chief Investment Officer (4)	2020	$435,000	$960,639	$—	$382,800	$1,046,994	$2,825,433
	2019	$415,000	$1,588,046	$491,775	__	$16,807	$2,511,628
	2018	$387,000	$711,582	$509,320	__	$16,264	$1,624,166

Christopher P. Tessitore Executive Vice President and General Counsel	2020	$440,000	$971,700	$—	$387,200	$15,989	$1,814,889
	2019	$425,000	$1,606,612	$503,625	__	$15,852	$2,551,089
	2018	$413,000	$759,393	$526,501	__	$15,389	$1,714,283

Stephen A. Horn, Jr. Executive Vice President and Chief Operating Officer (5)	2020	$435,000	$1,310,439	$—	$382,800	$15,591	$2,143,830
	2019	$400,000	$1,560,197	$474,000	__	$39,665	$2,473,862
	2018	$345,000	$872,110	$399,830	__	$65,324	$1,682,264
__________
(1)        The amounts in column (d) represent the grant date fair value of the restricted stock awards with respect to the fiscal year in accordance with FASB ASC Topic 718. Further information regarding the valuation of stock awards and any assumptions made can be found in Note 13 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. Assuming “maximum” performance is achieved for the 2020 grant results in the fair value provided in the table above. (See discussion under Compensation and Discussion Analysis - Long-Term Incentive Compensation.)
(2)     The amounts in column (f) represent the annual incentive cash bonuses awarded to the NEOs, which are discussed under “Compensation Discussion and Analysis – Annual Incentive Compensation (Cash Incentive Bonus)” and “Executive Summary – Changes to the 2020 Short-Term Incentive (STI) Program due to COVID-19”.
(3)        The amounts in column (g) represent:
•the Company’s contribution to the Company’s 401(k) plan on behalf of each of the NEOs in an amount of $14,700 in 2020, $14,400 in 2019, and $14,100 in 2018;
•group term life insurance and executive life insurance premiums paid by the Company with respect to life insurance for the benefit of the NEOs during 2020, 2019, and 2018 ($4,552, $5,233, and $4,552, respectively, for Mr. Whitehurst, $3,316, $3,688, and $2,764, respectively, for Mr. Habicht, $2,164, $2,407, and $2,164, respectively, for Mr. Bayer, $1,289, $1,452, and $1,289, respectively, for Mr. Tessitore, and $891, $1,010, and $891, respectively, for Mr. Horn).

•accelerated vesting for Mr. Bayer's service-based restricted stock awards in connection with his retirement immediately prior to December 31, 2020 of $1,030,130.
(4)    Mr. Bayer retired effective as of December 31, 2020.
(5)    Mr. Horn was promoted from EVP, Chief Acquisition Officer to EVP, Chief Operating Officer effective as of August 24, 2020.

The following table sets forth certain information with respect to grants of plan-based awards to the NEOs of the Company during or for the fiscal year ended December 31, 2020.

Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
			Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)
Julian E. Whitehurst	2/12/20	(1)	—	—	—	11,278	$636,305
	2/12/20	(2)	16,917	33,833	67,667	—	$2,432,304
	2/12/20	(3)	5,639	11,278	22,556	—	$636,305

Kevin B. Habicht	2/12/20	(1)	—	—	—	4,476	$252,536
	2/12/20	(2)	6,714	13,427	26,854	—	$965,273
	2/12/20	(3)	2,238	4,476	8,951	—	$252,536

Paul E. Bayer	2/12/20	(1)	—	—	—	2,924	$164,972
	2/12/20	(2)	4,386	8,773	17,546	—	$630,695
	2/12/20	(3)	1,462	2,924	5,849	—	$164,972

Christopher P. Tessitore	2/12/20	(1)	—	—	—	2,958	$166,890
	2/12/20	(2)	4,437	8,874	17,747	—	$637,920
	2/12/20	(3)	1,479	2,958	5,916	—	$166,890

Stephen A. Horn, Jr.	2/12/20	(1)	—	—	—	2,924	$164,972
	2/12/20	(2)	4,386	8,773	17,546	—	$630,695
	2/12/20	(3)	1,462	2,924	5,849	—	$164,972
	8/24/20	(4)	—	—	—	10,000	$349,800

__________
(1)        The amounts shown in column (f) reflect the service-based restricted stock issued under our 2017 Performance Incentive Plan in 2020. These shares are only subject to time-based vesting and vest 25% per year over a four-year period.
(2)        The amounts shown in columns (c), (d) and (e) reflect the performance-based stock grants issued under the Executive Compensation Program. The potential stock award is based on our Total Shareholder Return (“TSR”) performance relative to other REITs for the three-year period ending December 31, 2022. This performance-based stock award amount is determined in accordance with FASB ASC Topic 718, using a Monte Carlo simulation model.
(3)        The amount shown in columns (c), (d) and (e) reflect the performance-based stock grants issued under the Executive Compensation Program. The potential stock award is based upon a three-year Core FFO per share growth ending December 31, 2022. The Core FFO award value is shown based upon Target.
(4)        The amounts shown in column (f) reflect the one-time promotion award of restricted stock. The shares cliff vest after three continued years of service.

    The following table sets forth certain information with respect to equity awards outstanding as of December 31, 2020, for each of the NEOs. All shares are valued based on the Company’s closing stock price of $40.92 share on December 31, 2020.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(d)		(e)
Julian E. Whitehurst	118,817	(1)	$4,861,992	(1)	62,685	(6)	$2,565,070
					20,895	(7)	$855,023
					67,667	(8)	$2,768,934
					22,556	(9)	$922,992
Kevin B. Habicht	62,226	(2)	$2,546,288	(2)	26,197	(6)	$1,071,981
					8,732	(7)	$357,313
					26,854	(8)	$1,098,866
					8,951	(9)	$366,275
Paul E. Bayer	13,302	(3)	$544,318	(3)	16,943	(6)	$693,308
					5,648	(7)	$231,116
					17,546	(8)	$717,982
					5,849	(9)	$239,341
Christopher P. Tessitore	39,566	(4)	$1,619,041	(4)	17,351	(6)	$710,003
					5,784	(7)	$236,681
					17,747	(8)	$726,207
					5,916	(9)	$242,083
Stephen A. Horn, Jr.	50,857	(5)	$2,081,068	(5)	16,331	(6)	$668,265
					5,444	(7)	$222,768
					17,546	(8)	$717,982
					5,849	(9)	$239,341
__________
(1)        The service-based restricted shares vest as follows: 70,651 in 2021, 39,916 in 2022, 5,431 in 2023, and 2,819 in 2024.
(2)        The service-based restricted shares vest as follows: 29,951 in 2021, 28,945 in 2022, 2,211 in 2023, and 1,119 in 2024.
(3)        The service-based restricted shares vest as follows: 13,302 in 2021.
(4)        The service-based restricted shares vest as follows: 19,147 in 2021, 18,218 in 2022, 1,462 in 2023, and 739 in 2024.

(5)        The service-based restricted shares vest as follows: 19,234 in 2021, 19,480 in 2022, 11,412 in 2023, and 731 in 2024.
(6)        The amounts shown in columns (d) and (e) reflect the “maximum” long-term performance-based stock issued on February 12, 2019. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2021. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”
(7)        The amounts shown in columns (d) and (e) reflect the "maximum" long-term performance-based stock issued on February 12, 2019. The amount of the performance-based stock that will vest is based on the Company's Core FFO growth for the three-year period ending December 31, 2021. For a detailed discussion of the long-term incentive compensation, see "Compensation Discussion & Analysis - Long Term Incentive Compensation."
(8)        The amounts shown in columns (d) and (e) reflect the “maximum” long-term performance-based stock issued on February 12, 2020. The amount of the performance-based stock that will vest is based on the Company’s TSR performance relative to other REITs for the three-year period ending December 31, 2022. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”
(9)     The amounts shown in columns (d) and (e) reflect the “maximum” long-term performance-based stock issued on February 12, 2020. The amount of the performance-based stock that will vest is based on the Company’s Core FFO growth for the three-year period ending December 31, 2022. For a detailed discussion of the long-term incentive compensation, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”

The following table sets forth certain information with respect to restricted and performance-based stock that vested during the fiscal year ended December 31, 2020.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(d)	(e)
Julian E. Whitehurst	67,948	$3,506,632
Kevin B. Habicht	28,926	$1,551,012
Paul E. Bayer	42,633	$1,972,180
Christopher P. Tessitore	17,698	$948,967
Stephen A. Horn, Jr.	19,946	$1,069,505

Equity Compensation Plan Information

     The following table provides information regarding the Company's equity compensation plans as of December 31, 2020.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (2)(a)	Weighted average exercise price of outstanding options, warrants and rights (2)(b)	Number of securities remaining available for future issuance under equity plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	—	—	793,843

Equity compensation plans not approved by securities holders	—	—	—

Total	—	—	793,843

(1)    Consists entirely of common shares authorized for issuance under the 2017 Performance Incentive Plan.
(2)    Excludes 107,702 phantom shares credited under the Deferred Fee Plan for Directors. No exercise price is required to be paid upon the vesting of restricted shares.

Potential Payments Upon Termination or Change of Control

    Effective December 1, 2008, the Company entered into new employment agreements with Messrs. Whitehurst, Habicht, and Tessitore, each as amended effective November 8, 2010, in order to comply with Section 409A of the Code. The Company entered into an employment agreement with Mr. Horn on January 2, 2014. The Company amended and restated the employment agreement of Mr. Whitehurst on September 29, 2016, which amended and restated agreement became effective on April 28, 2017. Each employment agreement is subject to automatic successive two-year renewals unless one party provides written notice to the other party of non-renewal 60 days prior to the expiration date of the agreement. The initial expiration date for each employment agreement was as follows: (a) August 17, 2011, for Messrs. Habicht and Whitehurst; (b) January 2, 2011, for Mr. Tessitore and (c) January 2, 2015, for Mr. Horn. Messrs. Whitehurst, Habicht, Horn, and Tessitore are collectively referred to herein as the “Executives” and each, an “Executive.” Each agreement contains provisions that provide for certain payments or benefits to the Executive upon the occurrence of certain events, including death or disability, termination by the Company for “cause” or by the Executive without “good reason,” termination by the Company without “cause” or by the Executive with “good reason,” termination upon expiration of the employment agreement, and, with respect to Mr. Whitehurst only, termination upon retirement. In the event the Executive is unable to perform his job duties due to death or disability, each agreement provides for payment of his accrued salary, a prorated performance bonus and, for a period of one year following termination of the agreement due to death, health benefits under the Company’s health plans and programs to the Executive’s dependents. In the event the Executive is terminated by the Company for “cause” or the Executive terminates his employment agreement without “good reason,” the Executive is entitled to his accrued salary and benefits prior to the date of termination.

    Each agreement and the Executive Compensation Program also contain severance provisions that call for payment to the Executive of the following amounts in the event that he is terminated without “cause” or he resigns for “good reason”:

•accrued and unpaid salary through the date of termination;

•a cash payment equal to 200% (with respect to Messrs. Horn and Tessitore), 250% (with respect to Mr. Habicht), and 300% (with respect to Mr. Whitehurst) of his respective annual salary;

•a cash payment equal to 200% (with respect to Messrs. Horn and Tessitore), 250% (with respect to Mr. Habicht), and 300% (with respect to Mr. Whitehurst) of his respective average bonus for the last three years of employment under the agreement;

•immediate vesting of his service-based restricted stock awards, stock options and other equity awards, and all performance-based awards will be allowed to run their course to determine the performance level, and the executive officers will receive such award upon vesting;

•for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•in the event of such a termination upon or after a “change of control,” a prorated annual non-equity bonus at the target level for the year in which termination occurred.

    “Retirement” is defined in the Amended Whitehurst Employment Agreement as voluntary termination of employment by Mr. Whitehurst following the date that Mr. Whitehurst attains age 64, accompanied by written notice from Mr. Whitehurst to the Board of Directors at least 60 days prior to the proposed effective date of retirement notifying the Company of Mr. Whitehurst’s election to retire, which such election shall be irrevocable. Because Mr. Whitehurst was not 64 as of December 31, 2020, no retirement payments would have been payable to Mr. Whitehurst if he retired on that date. No other employment agreement between the Company and an executive officer provides for payments upon retirement.

    Under each employment agreement and the Executive Compensation Program, in the event the agreement naturally terminates at the end of its term because the Company elects not to renew, the Executive will be entitled to the following severance payments:

•accrued and unpaid salary through the date of termination;

•a cash payment equal to 100% of his annual salary;

•service-based restricted stock awards will accelerate on a pro rata amount based on the date of termination; and all performance-based units and restricted stock awards will be allowed to run their course to determine the performance level and the executive officers will receive a pro rata share based on the date of termination;

•for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

•a prorated annual non-equity bonus at the target level for the year in which termination occurred.

    In addition to the foregoing payments, each Executive, other than Mr. Horn and other than Mr. Whitehurst, will be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties. In connection with the Company's policy to cease providing gross-up payments, Mr. Whitehurst agreed to eliminate any such entitlements to gross-up payments in the Amended Whitehurst Employment Agreement. The Committee does not intend to provide excise tax gross-up payments in any future employment agreements.

    “Cause” is defined in each Executive’s agreement as the Executive’s:

•conviction of (or pleading nolo contendere to) an indictment or information that is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment of information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;

•the continued failure by Executive substantially to perform his duties or to carry out the lawful written directives of the Board of Directors;

•material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or

•material breach of the non-competition and confidentiality clauses set forth in his employment agreement.

    “Good reason” is defined in each agreement, unless otherwise consented to by Executive, as:

•a material reduction in Executive’s position, authority, duties or responsibilities;

•a reduction in the annual salary of Executive;

•the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;

•the Company’s material breach of his employment agreement;

•the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform his employment agreement; or

•with respect to Mr. Whitehurst, a change in Executive’s reporting responsibilities such that he is no longer reporting directly to the Board of Directors.

    “Change of control,” as defined in each agreement, means:

•a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then total outstanding voting securities, provided, however, that in no event shall a change of control for purposes of each agreement be deemed to have arisen merely by virtue of a “person” or “group” having become a direct or indirect owner of Company securities (such that a change of control would otherwise have been deemed to have occurred), if the Executive is a member of such person or group;

•the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

•a change in the composition of the Board of Directors such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board of Directors (the “Existing Board”) cease for any reason to constitute at least 50% of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

    The amount of compensation payable to each Executive upon any termination is shown below. All estimates for Messrs. Whitehurst, Habicht, Tessitore, and Horn are based on an assumed termination date of December 31, 2020. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Termination Upon Death or Disability

Name	Salary (1)	Bonus(2)	Early Vesting of Incentive Awards (3)	Other (4)	Total
Julian E. Whitehurst	$141,667	$1,275,000	$10,009,973	$27,091	$11,453,731
Kevin B. Habicht	$95,833	$661,250	$4,665,166	$27,091	$5,449,340
Christopher P. Tessitore	$73,333	$484,000	$3,007,497	$27,091	$3,591,921
Stephen A. Horn, Jr.	$72,500	$435,000	$3,257,805	$26,560	$3,791,865
__________
(1)        Payable in the case of death only and represents payment of two months of the Executive’s salary.
(2)        Represents a cash payment of prorated annual bonus at "target" level for the year of termination, payable in a single lump sum.
(3)         Represents early vesting of certain service-based and performance-based stock awards.
(4)        Represents payment of health benefits for spouse and dependents of Executive for one year following the event of death.

Termination by the Company without Cause; Termination by Executive for Good Reason

Name	Severance Amount		Early Vesting of Incentive Awards (4)	Other (5)	Change of Control Payment (6)	Total
Julian E. Whitehurst	$6,242,551	(1)	$10,009,973	$27,091	$1,275,000	$17,554,615
Kevin B. Habicht	$3,068,059	(2)	$4,665,166	$27,091	$661,250	$8,421,566
Christopher P. Tessitore	$1,824,884	(3)	$3,007,497	$27,091	$484,000	$5,343,472
Stephen A. Horn, Jr.	$1,707,753	(3)	$3,257,805	$26,560	$435,000	$5,427,118
__________
(1)        Represents a cash payment of 300% of annual salary payable in equal installments over a 12-month period, and a cash payment of 300% of Mr. Whitehurst's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(2)         Represents a cash payment of 250% of annual salary payable in equal installments over a 12-month period, and a cash payment of 250% of Mr. Habicht's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(3)        Represents a cash payment of 200% of annual salary payable in equal installments over a 12-month period, and a cash payment of 200% of Mr. Tessitore's and Mr. Horn's average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(4)        Represents early vesting of certain service-based and performance-based stock awards. Certain awards that are to be paid based upon actual future performance were calculated assuming “target” performance. If “maximum” performance is achieved, the payout of early vesting would result in: Mr. Whitehurst - $15,157,955; Mr. Habicht - $6,784,086; Mr. Tessitore - $4,395,831; and Mr. Horn - $4,649,371.
(5)        Represents payment of health benefits and other perquisites for one year following termination.
(6)        Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum if the Executive is terminated upon or following a change of control. As calculated as of December 31, 2020, Messrs. Habicht, and Tessitore would not be subject to a golden parachute excise tax and, therefore, would not receive an excise tax gross-up.

Termination upon Expiration of the Employment Agreement

Name	Severance Amount (1)	Early Vesting of Incentive Awards (2)	Other (3)	Bonus (4)	Total
Julian E. Whitehurst	$850,000	$8,208,863	$27,091	$1,275,000	$10,360,954
Kevin B. Habicht	$575,000	$3,938,504	$27,091	$661,250	$5,201,845
Christopher P. Tessitore	$440,000	$2,526,897	$27,091	$484,000	$3,477,988
Stephen A. Horn, Jr.	$435,000	$2,790,102	$26,560	$435,000	$3,686,662
__________
(1)          Represents cash payment of 100% of annual salary payable in equal installments over a 12-month period.
(2)         Represents early vesting of certain service-based and performance-based stock awards.
(3)        Represents payment of health benefits and other perquisites for one year following termination.
(4)         Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum.

Payments upon Retirement for Mr. Bayer

Effective December 31, 2020, Paul Bayer retired from employment with the Company as Chief Investment Officer (such date, the “Effective Date”). In connection with Mr. Bayer’s retirement, the company and Mr. Bayer entered into a Retirement and Transition Agreement (the “Retirement Agreement”). Under the terms of the Retirement Agreement, Mr. Bayer received or will receive the following payments:

•accrued and unpaid salary and paid time off through the Effective Date;

•for a period of one year after the Effective Date (but in no event after Mr. Bayer becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company;
•an annual bonus based on actual performance for the period beginning on January 1, 2020 through the Effective Date;
•vesting of his service-based restricted stock awards immediately prior to the Effective Date of $1,030,130; and
•all performance-based awards will be allowed to run their course to determine the performance level, and Mr. Bayer will receive a prorated vesting on such awards.

In order to facilitate the transition, Mr. Bayer will make himself available to consult with the Company for the 12-month period following the Effective Date. In consideration for the consulting services, commencing on the Effective Date, the Company will pay Mr. Bayer a monthly fee of $17,333.33 for 12 months.

Mr. Bayer will receive the foregoing payments and benefits provided he complies with non-competition, non-solicitation non-disclosure non-disparagement covenants described in his employment agreement and the Retirement Agreement.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Julian E. Whitehurst, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined our median employee based on total compensation including the base salary of, bonuses paid to and incentive stock awards issued to each of our 71 employees (excluding the Chief Executive Officer) as of December 31, 2020. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $100,973. As disclosed in the Summary Compensation Table appearing on page 32, our current Chief Executive Officer’s annual total compensation for 2020 was $5,594,166. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was 55 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

    The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement.

    As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2020 compensation of our named executive officers.

    The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests, key business objectives and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

    While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our named executive officers.

    The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL III

RATIFICATION OF
ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2021, to review quarterly interim results and to perform other appropriate accounting services. We are requesting ratification of such appointment by the stockholders.

    Ernst & Young LLP has acted as our independent registered public accounting firm for our three most recent fiscal years and our Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Ernst & Young LLP as our independent registered public accounting firm, our Board of Directors and the Audit Committee believe such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. If the stockholders do not ratify the appointment of Ernst & Young LLP, the appointment of Ernst & Young LLP as our independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Ernst & Young LLP at any time.

    A representative of Ernst & Young LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

    Fiscal 2020 and 2019 Audit Firm Summary. During the fiscal years ended December 31, 2020 and 2019, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees (1)	$1,531,062	$1,513,162
Audit Related Fees (2)	-	-
Total Audit and Audit Related Fees	$1,531,062	$1,513,162
Tax Fees (3)	$53,706	$25,237
All Other Fees	-	-
Total Fees	$1,584,768	$1,538,399

__________
(1)        Audit fees include the audit fee and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC (including those related to securities offerings). Aggregate fees billed by Ernst & Young LLP associated with the issuance of comfort letters to underwriters in connection with securities offerings amounted to $239,427 in 2020 and $205,328 in 2019, respectively.
(2)        Audit related fees consist of fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
(3)        Tax fees consist of fees for tax compliance services and consulting.

    Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

    Prior to engagement of the independent accountants for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the services described above in the captions Audit Fees, Audit Related Fees and Tax Fees.

    Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

    For the fiscal years ended December 31, 2020 and 2019, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2020, no hours expended on Ernst & Young LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Ernst & Young LLP.

    Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the Chairperson of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

    The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

SECURITY OWNERSHIP

    The following table sets forth, as of February 28, 2021 (except as described in the footnotes), the number and percentage of outstanding shares of Common Stock beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company’s Common Stock, by each director and nominee, by each of the persons named in the Summary Compensation Table under “Executive Compensation,” above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

Stockholders Holding 5% or More	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
The Vanguard Group, Inc.(1)	24,142,011	13.8%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(2)	19,438,440	11.1%
40 East 52nd Street New York, NY 10022
State Street Corporation (3)	17,660,187	10.1%
State Street Financial Center One Lincoln Street Boston, MA 02111
FMR LLC (4) ...........................................................................................	11,097,944	6.3%
245 Summer Street Boston, MA 02210

(1) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 0 and 23,504,474 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 496,743 and 637,537 shares of our common stock, respectively. Vanguard is an investment advisor in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.
(2) Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 27, 2021, BlackRock, Inc. has sole power to vote or direct the vote of 18,754,637 shares of our common stock, and sole power to dispose or direct the disposition of 19,438,440 shares of our common stock. BlackRock, Inc. does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.
(3) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 11, 2021, State Street Corporation does not have the power to vote or direct the vote of any shares of our common stock, or to dispose or direct the disposition of any shares of our common stock. State Street Corporation has the shared power to vote or direct the vote of 16,806,900 and the shared power to dispose or direct the disposition of 17,660,187 shares of our common stock.
(4) Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 8, 2021, FMR LLC has sole power to vote or direct the vote of 4,244,414 shares of our common stock, and sole power to dispose or direct the disposition of 11,097,944 shares of our common stock. FMR LLC does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
Pamela K. M. Beall(4)	18,017	*(15)
Steven D. Cosler(4)	28,042 (6)	*(15)
Don DeFosset(4)	63,090 (7)	*(15)
David M. Fick(4)	39,347(8)	*(15)
Edward J. Fritsch(4)	45,799	*(15)
Kevin B. Habicht(4)(5)	211,965 (9)	*(15)
Betsy D. Holden(4)	10,278 (10)	*(15)
Stephen A. Horn, Jr.(5)	173,010 (11)	*(15)
Michelle L. Miller(5)	48,185 (12)	*(15)
Christopher P. Tessitore(5)	129,453 (13)	*(15)
Julian E. Whitehurst(4)(5)	581,494 (14)	*(15)
All directors and executive officers as a group (11 persons)	1,348,680	—

(4)        A director of the Company.
(5)        An executive officer of the Company.
(6)        Includes 24,313 phantom shares credited under the Deferred Fee Plan for Directors.
(7)        Includes 32,887 phantom shares credited under the Deferred Fee Plan for Directors.
(8)        Includes 39,347 phantom shares credited under the Deferred Fee Plan for Directors.
(9)        Includes 158,640 restricted shares, 42,092 for which Mr. Habicht holds sole voting power, and 116,548 for which Mr. Habicht has no voting power.
(10)        Includes 6,493 phantom shares credited under the Deferred Fee Plan for Directors.
(11)        Includes 125,767 restricted shares, 40,265 for which Mr. Horn has sole voting power, and 85,502 for which Mr. Horn has no voting power.
(12)        Includes 33,071 restricted shares, 12,258 for which Ms. Miller has sole voting power, and 20,813 for which Ms. Miller has no voting power.
(13)        Includes 104,222 restricted shares, 26,949 for which Mr. Tessitore has sole voting power, and 77,273 for which Mr. Tessitore has no voting power.
(14)        Includes 365,028 restricted shares, 73,412 for which Mr. Whitehurst has sole voting power, and 291,616 for which Mr. Whitehurst has no voting power.
(15)        Less than one percent.

Delinquent Section 16(a) Reports

    Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

    Based solely on the Company’s review of the copies of such forms it has received, written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year and other information known to the Company, the Company believes that, its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions filed during fiscal year 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. The Audit Committee has adopted a written policy governing transactions with related parties. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction.

OTHER MATTERS

    The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed Proxy will vote thereon as he or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

    Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act or shareholder director nomination pursuant to the proxy access provisions of the Company’s bylaws to be considered for inclusion in the Company’s proxy materials for the 2022 annual meeting of stockholders must be received by notice delivered to the Secretary of the Company at the Company’s office at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, no later than December 3, 2021, and, in the case of a proxy access nomination, no earlier than November 3, 2021. However, if the 2022 annual meeting of stockholders is held (i) more than 30 days before or after the anniversary of the 2021 annual meeting of stockholders, then any stockholder proposal pursuant to Rule 14a-8 must be received within a reasonable time before the 2022 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials, or (ii) prior to March 2, 2022 or after May 1, 2022, any notice of a proxy access director nomination must be given by the later of the close of business on the date 180 days prior to the date of the 2022 annual meeting of stockholders or the 10th day on which public announcement of the date of the 2022 annual meeting of stockholders is first made. The submission of a stockholder proposal or proxy access nomination does not guarantee that it will be included in the Company’s proxy statement. Any notice of a proxy access nomination must contain the information required by the Company’s bylaws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in therein relating to the inclusion of stockholder nominees in the Company’s proxy materials.

The Company’s bylaws include separate advance notice provisions applicable to stockholders desiring to bring nominations for directors before an annual stockholders’ meeting other than pursuant to the proxy access provisions of the Company’s bylaws or to bring proposals before an annual stockholders’ meeting other than pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company as the address set forth above regarding such nominations or proposals and provide the information and satisfy the other requirements set forth in the Company’s bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2022 annual meeting of stockholders other than pursuant to the Company bylaws’ proxy access provisions or Rule 14a-8 must provide the information set forth in the Company’s bylaws to the Secretary of the Company at the address set forth above no earlier than December 3, 2021. However, if the 2022 annual meeting of stockholders is held more than 30 days before or after the anniversary of the 2021 annual meeting of stockholders, then the information must be received within a reasonable time before the 2022 annual meeting of stockholders begins to enable the Company to print and mail its proxy materials.

If a stockholder fails to meet these deadlines, we may exclude the nominations or proposal from inclusion in the Company’s proxy materials or for consideration at the 2022 annual meeting of stockholders.

ANNUAL REPORT

    A copy of the 2020 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge by writing to Christopher P. Tessitore, Secretary, National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

NATIONAL RETAIL PROPERTIES, INC.
450 SOUTH ORANGE AVENUE, SUITE 900
ORLANDO, FL 32801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter the 16-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FURTHER STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by National Retail Properties, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter the 16-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to National Retail Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NATIONAL RETAIL PROPERTIES, INC.

Vote on Directors

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors shall have been elected or qualified.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	01) Pamela K M. Beall 02) Steven D. Cosler	06) Kevin B. Habicht 07) Betsy D. Holden	|_|	|_|	|_|
	03) Don DeFosset 04) David M. Fick	08) Julian E. Whitehurst
05) Edward J. Fritsch

Vote On Proposals
						For	Against	Abstain
2.	Advisory vote to approve executive compensation.					|_|	|_|	|_|
						For	Against	Abstain
3.	Ratification of the selection of the independent registered public accounting firm for 2021.					|_|	|_|	|_|
In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the meeting and all adjournments and postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
NATIONAL RETAIL PROPERTIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Julian E. Whitehurst, Kevin B. Habicht, and Christopher P. Tessitore, and any of them, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of common stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the annual meeting (including all adjournments thereof) of stockholders of National Retail Properties, Inc. (the “Meeting”) to be held on May 12, 2021, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.*

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is specified, the shares represented by this Proxy will be voted FOR each of Proposals I, II, and III. In addition, the proxies may vote in their discretion on such other matters as may properly come before this Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF NATIONAL RETAIL PROPERTIES, INC.

*As part of the Company's precautions regarding the coronavirus or COVID-19, the Company is planning for the possibility that stockholder attendance may not be permitted by local, state or federal law or may not be in the best interest of the Company's employees, stockholders and community to permit stockholder attendance. If stockholder attendance is not permitted or the Company determines that it is not in the best interest of the Company's employees, stockholders and community to permit stockholder attendance, the Company will arrange for stockholders to have access to the meeting via live telecast or webcast. If the Company takes this step, the Company will announce the decision to do so by April 28, 2021, via a press release and post details on its website that will also be filed with the SEC as proxy material. As always, the Company encourages you to vote your shares prior to the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.